Exhibit 10.1

EXCESS PLAN AGREEMENT

FOR

MICHAEL L. JACKSON

This Agreement (“Agreement”) is dated as of May 27, 2008, by and between SUPERVALU INC., a Delaware corporation (the “Company”), and Michael L. Jackson (“Jackson”).

WHEREAS, Jackson has been an employee of the Company in various capacities, divisions and subsidiaries since 1979; and

WHEREAS, 23.92 years of his service has been in positions for which he accrued benefits under the tax qualified defined benefit pension plan known as the SUPERVALU INC. Retirement Plan (the “Retirement Plan”) and were taken into account under the companion nonqualified plan known as the SUPERVALU INC. Excess Benefits Plan (the “Excess Plan” and together with the Retirement Plan the “DB Plans”); and

WHEREAS, 5.08 years of his service has been in positions for which he did not accrue benefits under the Retirement Plan (“Non-Corporate Service”) but for which he did accrue some benefits attributable to employer contributions under a tax qualified defined contribution plan known as the West Coast Grocery Profit Sharing Plan (the “DC Plan”); and

WHEREAS, Jackson is a participant in the nonqualified deferred compensation plan maintained by the Company known as the SUPERVALU Executive Deferred Compensation Plan (the “EDC Plan”); and

WHEREAS, it is desirable that Jackson be provided additional benefits in recognition of his Non-Corporate Service that is not otherwise taken into account under the DB Plans and that it be provided on the terms and conditions herein after specified;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Jackson agree as follows:

1. Determine an Incremental Excess Plan Benefit. Effective as of the earlier of the date of Jackson’s separation from service (as defined in the EDC Plan) from the Company and all affiliated corporations or December 31, 2012, determine the following amounts for Jackson.

(a)	Excess Plan Benefit – No DC Plan Service. Compute the Excess Plan benefit (expressed as a single life annuity commencing at normal retirement age) he is entitled to receive under the terms of the Excess Plan (that is, not taking into account his 5.08 years of Non-Corporate Service as if they had been years of service with the Company that counted for the purpose of determining either his Excess Plan benefit or his Retirement Plan benefit).

(b)	Modified Excess Plan Benefit – Imputed DC Plan Service. Compute the increased Excess Plan benefit (expressed as a single life annuity commencing at normal retirement age) he would receive if his 5.08 years of Non-Corporate Service were taken into account as years of service with the Company that counted for the purpose of determining his Excess Plan benefit and his Retirement Plan benefit.

(c)	Subtraction. Subtract the Excess Plan benefit determined in “a” from the modified Excess Plan benefit determined in “b.”

2. Special Credit under EDC Plan. As of that same date, the resulting amount, if any, shall be converted to a single lump sum present value (employing the same actuarial methods and assumptions that are used at that time for the purpose of computing the DB Restoration Credit under the EDC Plan) and that present value shall be credited to his DB Restoration Account under the EDC Plan. Thereafter, it shall be distributed from that EDC Plan in accordance with the rules of the EDC Plan as in effect from time to time.

3. Additional Rules.

(a)	Additional Benefit. The amount of the credit provided under this Agreement shall be in addition to and not in lieu of any benefits he may be entitled to receive under the Retirement Plan, the DC Plan, the Excess Plan or other provisions of the EDC Plan.

(b)	Other Plans and Obligations. The provisions of this Agreement, and any payment provided for herein, shall not supersede or in any way limit the rights, benefits, duties or obligations which Jackson may now or in the future have under any benefit, incentive or other plan or arrangement of the Company or any other agreement with the Company.

(c)	Withholding. The amount of the credit provided under this Agreement shall be reduced by the amount of any applicable payroll, income and other taxes withheld.

4. Not an Employment Agreement. Subject to the terms of this or any other agreement or arrangement between the Company and Jackson that may then be in effect, nothing herein shall prevent the Company from terminating Jackson’s employment.

5. Successors; Binding Agreement, Assignment.

(a)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the

Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Jackson to terminate Jackson’s employment with the Company or such successor for Good Reason immediately prior to or at any time after such succession. As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 5(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b)	This Agreement shall inure to the benefit of and be enforceable by Jackson’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Jackson should die while any amount would be payable to Jackson hereunder if Jackson had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Jackson’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by Jackson.

6. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

P.O. Box 990

Minneapolis, MN 55440

Attention: Executive Vice President, Human Resources

and in the case of Jackson, to Jackson at the most current address shown on Jackson’s employment records. Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

7. Expenses. In addition to all other amounts due with respect to Jackson under this Agreement, the Company shall pay or reimburse Jackson for legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses), incurred by Jackson in connection with or as a result of any claim, action or proceeding brought by the Company or Jackson with respect to or arising out of this Agreement or any provision hereof; unless, (i) in the case of an action brought by Jackson, it is determined by an arbitrator or by a court of competent jurisdiction that such action was frivolous and was not brought in good faith, or (ii) in the case of a claim arising under Section 11 hereof, the Company prevails on the merits of such claim.

8. Amendment. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by Jackson and such officer of the Company as shall be specifically designated by the Executive Personnel and Compensation Committee.

(a)	Notwithstanding the foregoing, if the Company determines from time to time in good faith that any provision of this Agreement is not or may not be in compliance with Section 409A of the Code and that such provisions can be amended to comply with Section 409A without causing any violation of any other provision of law, the Company may, but shall not be obligated to, amend such provision without the consent of Jackson for the purpose of eliminating or modifying the provision in such manner as the Company determines to be necessary and appropriate to comply with Section 409A of the Internal Revenue Code (the “Code”). In effecting any such amendment, the Company shall replace any benefits that may be lost with economic consideration of its choosing that is of equal cost or of equal value, as determined in its reasonable discretion. Unless under the circumstances it is impracticable to do so, Jackson shall be given reasonable advance notice of the Company’s intention to amend. Jackson shall receive such written notice as soon as practicable after its effective date.

(b)	No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflict of laws rules. Any action brought by Jackson or the Company shall be brought and maintained in a court of competent jurisdiction in the State of Minnesota.

9. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein (except that any other non-disclosure, non-competition or non-solicitation agreements or provisions the parties hereto have entered into shall continue to be in effect).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Witnesses:	SUPERVALU INC.

Name:

Title:

Michael L. Jackson,
President and Chief Operating Officer